EXHIBIT 99.1

NEWS RELEASE
For More Information Contact:
Rodney L. Underdown (913-344-9395)	Peggy Landon (913-344-9315)
Chief Financial Officer	Director of Investor Relations and
Corporate Communications

Compass Minerals Reports
Fourth-Quarter and Full-Year 2011 Earnings

OVERLAND PARK, Kan. (February 7, 2012) – Compass Minerals (NYSE: CMP) reports the following results of its fourth-quarter and full-year 2011 operations:

Fourth-Quarter Highlights

•	Net earnings were $43.9 million ($1.31 per diluted share) compared with net earnings of $61.1 million ($1.83 per diluted share) in the fourth quarter of 2010.
•
These results include losses caused by the tornado that struck the company’s salt mine and salt evaporation plant in Goderich, ON, in August.  Excluding the estimated effects of the tornado, the company’s fourth-quarter 2011 net earnings were $55.3 million ($1.65 per diluted share).  In the fourth quarter of 2010, Compass Minerals’ net earnings excluding special items were $56.8 million ($1.70 per diluted share).

•
Unusually mild winter weather in North America also pressured salt segment operating earnings in the fourth quarter.  Together, the effects of the tornado and mild winter weather more than offset underlying improvements in per-unit production costs and reduced salt segment operating earnings to $53.4 million from $76.3 million in the 2010 quarter.

•	A year-over-year improvement in average selling prices expanded the specialty fertilizer segment operating margin to 37 percent from 32 percent in the fourth quarter of 2010.
Full-Year Highlights

•
Full-year net earnings were $149.0 million ($4.45 per diluted share) compared with net earnings of $150.6 million ($4.51 per diluted share) in 2010.  Excluding the effects of the tornado from 2011 results and special tax items from 2010, 2011 net earnings increased 10 percent to $160.4 million ($4.79 per diluted share) compared with $146.3 million ($4.38 per diluted share) a year ago.

•	Improved pricing in both of Compass Minerals’ operating segments and strong salt demand prior to the current quarter increased sales 3 percent to $1,105.7 million from $1,068.9 million in 2010.

Compass Minerals

•	Cash flow from operations was up $11.1 million, or 5 percent, to $252.3 million from $241.2 million in 2010.

“Despite a series of unfavorable 2011 weather anomalies, Compass Minerals still delivered solid earnings as well as near record sales and cash generation. These achievements demonstrate the exceptional strength of the end markets we serve, coupled with the resilience of our valued employees and advantaged assets,” said Angelo Brisimitzakis, Compass Minerals president and CEO. “We believe the underlying gains we’ve made in both operating efficiencies and pricing will translate to sustainably improved financial performance moving forward.”

Financial Results (in millions except per-share data)
	Three months ended December 31,		Twelve months ended December 31,
	2011	2010	2011	2010
Sales	$306.1	$356.3	$1,105.7	$1,068.9
Sales less shipping and handling (product sales)	227.2	265.4	811.9	800.3
Operating earnings	60.0	82.7	215.3	226.5
Operating margin	20%	23%	19%	21%
Net earnings	43.9	61.1	149.0	150.6
Net earnings, excluding special items*	55.3	56.8	160.4	146.3
Diluted earnings per share	1.31	1.83	4.45	4.51
Diluted earnings per share, excluding special items*	1.65	1.70	4.79	4.38
EBITDA*	77.4	92.9	283.0	269.9
Adjusted EBITDA*	75.9	98.4	280.0	278.5
*These are non-GAAP financial measures.  Reconciliations to GAAP measures of performance are provided in tables following this release.

SALT SEGMENT

Salt sales were $250.1 million compared with $296.9 million in the prior-year quarter.  Highway deicing sales volume declined 17 percent from the 2010 quarter due to very mild winter weather in North America, partially offset by robust pre-season ordering and increased rock salt sales to chemical producers.  Lower demand for highway deicing salt increased the relative significance of sales to chemical producers, which have lower average prices.  This shift in customer mix reduced the fourth-quarter average selling price of highway deicing products by 5 percent year over year. Consumer and industrial sales volumes declined 8 percent, similarly depressed by the effect of milder-than-average winter weather on consumer and commercial deicing demand and by lower sales of higher-priced potassium-based water care products.

The tornado that damaged the salt evaporation plant and the rock salt mine in Goderich, ON, caused the company to purchase salt from third parties and reduced production and distribution efficiency, resulting in higher per-unit costs.  The company also declined some sales opportunities due to supply issues caused by the tornado.  Compass Minerals estimates that, excluding the effects of the tornado, salt segment

Compass Minerals

operating earnings were $69.8 million in the fourth quarter and $201.1 million for the full year, with salt operating margins of approximately 27 percent and 23 percent respectively. The company expects to recover nearly all of its tornado-related losses through insurance, but the timing and amount of the insurance recoveries is uncertain at this time.

Salt Segment Performance (in millions except for sales volumes and prices per short ton)
	Three months ended December 31,		Twelve months ended December 31,
	2011	2010	2011	2010
Sales	$250.1	$296.9	$885.3	$870.3
Sales less shipping and handling (product sales)	$177.1	$213.5	$616.8	$626.1
Operating earnings	$53.4	$76.3	$184.7	$206.0
Operating margin	21%	26%	21%	24%
Sales volumes (in thousands of tons):
Highway deicing	2,724	3,284	10,235	10,008
Consumer and industrial	675	732	2,285	2,357
Total salt	3,399	4,016	12,520	12,365
Average sales price (per ton):
Highway deicing	$52.86	$55.36	$52.30	$51.51
Consumer and industrial	$156.97	$157.04	$153.12	$150.52
Total salt	$73.56	$73.90	$70.71	$70.38

Winter Weather Effect

Fourth-quarter winter weather was significantly milder than average in Compass Minerals’ core North American service regions.  The company estimates that variations from average winter weather reduced the company’s salt sales by $55 million to $65 million and its salt operating earnings by $15 million to $20 million in the 2011 quarter.  The company does not believe that its first-quarter 2011 salt segment results were affected by atypical weather events.

Estimate of Effect of Weather on Salt Segment Performance (in millions)
	Three months ended December 31,		Calendar year,*
Favorable (unfavorable) to average weather:	2011	2010	2011**	2010
Sales	($55) to ($65)	Approx. Average	($55) to ($65)	($40) to ($45)
Operating earnings	($15) to ($20)	Approx. Average	($15) to ($20)	($15) to ($20)

* The three months ended March 31, plus the three months ended December 31.
** Excluding the estimated effects of the tornado, 2011 sales were ($60) million to ($70) million unfavorable to average winter weather and operating earnings were ($25) million to ($30) million unfavorable.

Compass Minerals

SPECIALTY FERTILIZER SEGMENT

Specialty fertilizer sales were $53.6 million compared with $56.6 million in the prior-year quarter.  Sales volumes declined 21 percent in comparison to robust demand in the 2010 quarter, while average selling prices increased 19 percent, or $101 per ton, consistent with year-over-year price improvements in the broader potash industry. Price improvements and the earnings contribution of Big Quill Resources, which the company acquired in January 2011, raised specialty fertilizer segment operating earnings 9 percent to $19.6 million from $17.9 million in the 2010 quarter.

Specialty Fertilizer Segment Performance (in millions except for sales volumes and prices per short ton)
	Three months ended December 31,		Twelve months ended December 31,
	2011	2010	2011	2010
Sales	$53.6	$56.6	$209.6	$187.5
Sales less shipping and handling (product sales)	$47.7	$49.1	$184.3	$163.1
Operating earnings	$19.6	$17.9	$77.0	$61.4
Operating margin	37%	32%	37%	33%
Sales volume (in thousands of tons)	85	107	344	362
Average sales price (per ton)	$631	$530	$610	$518

OTHER FINANCIAL HIGHLIGHTS

Other income of $1.5 million in the fourth quarter primarily reflects the benefit of foreign exchange gains.  Cash flow from operations of $252.3 million was the second-highest in the company’s history, driven by strong earnings and reductions in working capital.  The company recorded $107.4 million of capital expenditures in 2011, of which approximately $17 million was related to efforts to recover from the Goderich tornado.

2011 OVERVIEW

Full-year sales were the second highest in the company’s history at $1,105.7 million, up 3 percent from 2010.  Salt sales increased 2 percent year over year to $885.3 million as a result of 2 percent growth in highway deicing sales volumes and modest increases in highway deicing and consumer and industrial prices, partially offset by a 3 percent decline in consumer and industrial sales volumes.  Salt operating earnings declined 10 percent to $184.7 million in 2011 from $206.0 million in 2010.  The decline was driven by a 10 percent increase in per-unit shipping and handling costs caused by increased fuel costs, higher per-unit product costs in the first quarter of 2011 as the company sold the last of its high-cost 2010 inventory, and approximately $16 million of estimated losses in the fourth quarter related to the effects of the Goderich tornado.  Without the impact of the tornado, the company estimates that salt segment operating earnings would have been $201.1 million in 2011, a year-over-year decline of 2 percent.  Results in both years were unfavorably impacted by mild winter weather.

Compass Minerals

Specialty fertilizer sales increased 12 percent to $209.6 million in 2011 as a result of an 18 percent increase in average selling prices and the addition of Big Quill Resources, partially offset by a 5 percent year-over-year decline in sales volumes.  Specialty fertilizer operating earnings climbed 25 percent to $77.0 million from $61.4 million in 2010.

Interest expense for 2011 decreased $1.7 million, or 7 percent, to $21.0 million, primarily due to lower interest rates on un-hedged floating-rate debt. Income taxes increased 8 percent year over year due to higher pre-tax income in 2011 and an income tax benefit of $5.9 million in 2010 related to a release of tax reserves.

OUTLOOK

To date, 2012 winter weather has been milder than average in Compass Minerals’ core North American service regions.  If winter weather were average for the full first-quarter period, Compass Minerals’ first-quarter highway deicing sales volumes would be similar to the first quarter of 2011 at average selling prices approximately 3 percent above those of the 2011 quarter.  The company expects first-quarter 2012 pro forma per-unit product costs to be lower than in the first quarter of 2011.  The company estimates that its salt segment operating earnings will be reduced by approximately $20 million in the first quarter of 2012 due to additional losses related to the effects of the Goderich tornado.  However, both the Goderich mine and the mechanical evaporation plant are expected to be operating close to pre-tornado capabilities by the end of the second quarter.

The company expects to sell approximately 375,000 tons of sulfate of potash in 2012, with approximately 90,000 sales tons anticipated in the first quarter at stable prices.  The company continues to expect specialty fertilizer product costs to be higher by approximately $100 per ton in the second through fourth quarters of 2012 when compared to the same quarters in 2011 due to inefficiencies caused by a low solar-evaporation harvest in the summer of 2011 and costs associated with purchases of mineral feedstock for SOP production.

A more-typical solar evaporation season at the company’s SOP production facility at the Great Salt Lake, together with the completion of Phase I and the initial pond-yield benefits of Phase II of the company’s multi-phased expansion program, should improve specialty fertilizer production costs by the end of 2012.

The company expects to spend approximately $150 million on capital projects in 2012.  This includes costs to complete the restoration of its two Goderich operations to their full pre-tornado capabilities of approximately $40 million, most of which the company expects its insurance carriers

Compass Minerals

to reimburse.  The remaining $110 million of expenditures will include the continued expansion of Compass Minerals’ SOP and magnesium chloride production capability at the Great Salt Lake and the introduction of the continuous mining process at Goderich.

“While 2011 was certainly a challenging year with a poor solar evaporation season at the Great Salt Lake, recovery from a devastating tornado in Goderich and mild winter weather across our sales regions in North America, our specialty fertilizer segment achieved the second-highest full-year earnings in our history and we made encouraging gains in our salt segment’s underlying operating margin in the fourth quarter.  We are looking forward to a return to more normal operating conditions during 2012 and the opportunity to leverage more fully our advantaged assets into greater tangible shareholder value,” concluded Dr. Brisimitzakis.

Conference Call

Compass Minerals will discuss its results on a conference call tomorrow, Wednesday, February 8, at 9:00 a.m. ET.  To access the conference call, interested parties should visit the company’s website at www.CompassMinerals.com or dial (877) 614-0009.  Callers must provide the conference ID number 9450050.  Outside of the U.S. and Canada, callers may dial (913)643-4075.  Replays of the call will be available on the company’s website for two weeks.  The replay can also be accessed by phone for seven days at (888) 203-1112, conference ID 9450050.  Outside of the U.S. and Canada, callers may dial (719) 457-0820.

An updated summary of the company’s performance is included in a presentation available on the company’s website at www.compassminerals.com/presentation.

About Compass Minerals

Based in the Kansas City metropolitan area, Compass Minerals is a leading producer of minerals, including salt, sulfate of potash specialty fertilizer and magnesium chloride.  The company provides highway deicing salt to customers in North America and the United Kingdom and specialty fertilizer to growers worldwide.  Compass Minerals also produces consumer deicing and water conditioning products, ingredients used in consumer and commercial foods, and other mineral-based products for consumer, agricultural and industrial applications.  Compass Minerals also provides records management services to businesses throughout the U.K.

Non-GAAP Measures

Management uses a variety of measures to evaluate the company’s performance. While the consolidated financial statements provide an understanding of the company’s overall results of operations, financial condition and cash flows, management analyzes components of the consolidated financial statements to identify certain trends and evaluate specific performance areas. In addition to using U.S. generally accepted

Compass Minerals

accounting principles (“GAAP”) financial measures, management uses EBITDA and EBITDA adjusted for items which management believes are not indicative of the company’s ongoing operating performance (“adjusted EBITDA”), both non-GAAP financial measures, to evaluate the operating performance of the company’s core business operations because its resource allocation, financing methods and cost of capital, and income tax positions are managed at a corporate level, apart from the activities of the operating segments, and the operating facilities are located in different taxing jurisdictions, which can cause considerable variation in net income. The company also uses EBITDA and adjusted EBITDA to assess its operating performance and return on capital against other companies, and to evaluate potential acquisitions or other capital projects. EBITDA and adjusted EBITDA are not calculated under GAAP and should not be considered in isolation or as a substitute for net income, cash flows or other financial data prepared in accordance with GAAP or as a measure of overall profitability or liquidity. EBITDA and adjusted EBITDA exclude interest expense, income taxes and depreciation and amortization, each of which is an essential element of the company’s cost structure and cannot be eliminated. Consequently, any measure that excludes these elements has material limitations.While EBITDA and adjusted EBITDA are frequently used as measures of operating performance, these terms are not necessarily comparable to similarly titled measures of other companies due to the potential inconsistencies in the method of calculation. The calculation of EBITDA and adjusted EBITDA as used by management is set forth in the following table.

Excluding special items from net earnings is meaningful to investors because it provides insight with respect to the ongoing operating results of the company.  Special items include lost sales volumes, higher net per-unit production costs and higher net costs to serve customers, including purchased products and logistical inefficiencies, in 2011; costs to replace the company’s revolving credit facility and extend the maturity on a portion of its term loan in 2010; and an income tax benefit in 2010 related to resolving tax uncertainties.  Management’s calculations of these measures are set forth in the following tables.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the company's current expectations and involve risks and uncertainties that could cause the company's actual results to differ materially. The differences could be caused by a number of factors including those factors identified in the "Risk Factors" sections of our Annual and Quarterly Reports on Forms 10-K and 10-Q.  The company undertakes no obligation to update any forward-looking statements made in this press release to reflect future events or developments.

Compass Minerals

Reconciliation for EBITDA and Adjusted EBITDA (unaudited) (in millions)
	Three months ended December 31,		Twelve months ended December 31,
	2011	2010	2011	2010
Net earnings	$43.9	$61.1	$149.0	$150.6
Income tax expense	12.5	9.9	48.3	44.6
Interest expense	5.1	6.2	21.0	22.7
Depreciation, depletion and amortization	15.9	15.7	64.7	52.0
EBITDA	$77.4	$92.9	$283.0	$269.9
Adjustments to EBITDA:
Other (income)/expense(1)	(1.5)	5.5	(3.0)	8.6
Adjusted EBITDA	$75.9	$98.4	$280.0	$278.5

(1)  Primarily includes interest income and foreign exchange gains and losses. In addition, we recorded pretax costs of $2.5 million in the fourth quarter of 2010 related to refinancing our credit agreement. The refinancing extended the maturity on approximately $234 million of the company’s term loans and replaced its revolving credit facility.

Reconciliation for Net Earnings, Excluding Special Items (unaudited) (in millions)
	Three months ended December 31,		Twelve months ended December 31,
	2011	2010	2011	2010
Net earnings	$43.9	$61.1	$149.0	$150.6
Estimated losses incurred from tornado, net of taxes and recoveries(1)	11.4	–	11.4	–
Costs to redeem and refinance debt, net of tax(2)	–	1.6	–	1.6
Release of tax reserves(3)	–	(5.9)	–	(5.9)
Net earnings, excluding special items	$55.3	$56.8	$160.4	$146.3

(1)   In August 2011, the company’s mine and plant in Goderich, ON, sustained damage from a tornado. The amount reported is management’s estimate of the impact on the period’s net earnings from losses caused by the tornado that have not yet been recovered through insurance. The estimate of $16.4 million of pre-tax losses ($11.4 million after applicable tax rates) primarily includes lost sales volumes, higher per-unit production costs and higher costs to serve customers – including purchased products and logistical inefficiencies – realized in the period. These losses may be recovered in future periods through the company’s business interruption insurance, but actual recoveries could be less than the estimate noted above. Under U.S. generally accepted accounting principles (US GAAP), business interruption insurance recoveries that relate to lost sales and other types of losses not covered by property and casualty insurance are not recognized until the insurance claim has been settled, at which time they would be  recognized as reductions in costs. This estimate does not include property and casualty losses – consisting of direct cleanup costs and impairments of property, plant and equipment – that were offset by insurance recoveries recognized in the period pursuant to US GAAP.
(2)   In October of 2010, we recorded pretax costs of $2.5 million related to refinancing our credit agreement.The refinancing extended the maturity on approximately $234 million of the company’s term loans and replaced its revolving credit facility.
(3)   In the fourth quarter of 2010, we recorded a reduction to income tax expense of $5.9 million resulting from a negotiated agreement with taxing authorities to resolve uncertain tax positions.

Compass Minerals

Reconciliation for Pro Forma Salt Segment Operating Earnings (unaudited) (in millions)
	Three months ended December 31,		Twelve months ended December 31,
	2011	2010	2011	2010
Salt segment operating earnings	$53.4	$76.3	$184.7	$206.0
Estimated losses incurred from tornado (1)	16.4	–	16.4	–
Pro forma salt segment earnings	$69.8	$76.3	$201.1	$206.0

(1)    In August 2011, the company’s mine and plant in Goderich, ON, sustained damage from a tornado. The amount reported is management’s estimate of the impact on the period’s salt segment operating earnings from losses caused by the tornado that have not yet been recovered through insurance. The estimate of $16.4 million of pre-tax losses ($11.4 million after applicable tax rates) primarily includes lost sales volumes, higher per-unit production costs and higher costs to serve customers – including purchased products and logistical inefficiencies – realized in the period. These losses may be recovered in future periods through the company’s business interruption insurance, but actual recoveries could be less than the estimate noted above. Under U.S. generally accepted accounting principles (US GAAP), business interruption insurance recoveries that relate to lost sales and other types of losses not covered by property and casualty insurance are not recognized until the insurance claim has been settled, at which time they would be recognized as reductions in costs. This estimate does not include property and casualty losses – consisting of direct cleanup costs and impairments of property, plant and equipment – that were offset by insurance recoveries recognized in the period pursuant to US GAAP.

Compass Minerals

COMPASS MINERALS INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
( in millions, except share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2011	2010	2011	2010

Sales	$306.1	$356.3	$1,105.7	$1,068.9
Shipping and handling cost	78.9	90.9	293.8	268.6
Product cost	140.3	158.4	502.1	485.4
Gross profit	86.9	107.0	309.8	314.9

Selling, general and administrative expenses	26.9	24.3	94.5	88.4
Operating earnings	60.0	82.7	215.3	226.5

Other (income) expense:
Interest expense	5.1	6.2	21.0	22.7
Other, net	(1.5)	5.5	(3.0)	8.6
Earnings before income taxes	56.4	71.0	197.3	195.2
Income tax expense	12.5	9.9	48.3	44.6
Net earnings	$43.9	$61.1	$149.0	$150.6

Basic net earnings per common share	$1.31	$1.83	$4.46	$4.52
Diluted net earnings per common share	$1.31	$1.83	$4.45	$4.51
Cash dividends per share	$0.45	$0.39	$1.80	$1.56

Weighted-average common shares outstanding (in thousands): (1)
Basic	32,991	32,806	32,906	32,747
Diluted	33,013	32,829	32,934	32,763

(1)
The company calculates earnings per share using the two-class method to account for its stock awards that receive non-forfeitable dividends.  As a result, the above basic and diluted weighted shares outstanding do not include 454,000 and 522,000 participating securities in the three-month and twelve-month periods ending December 31, 2011, respectively, and 570,000 and 614,000 participating securities in the three-month and twelve-month periods ending December 31, 2010, respectively.

Compass Minerals

COMPASS MINERALS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)
(in millions)

	December 31, 2011	December 31, 2010

ASSETS
Cash and cash equivalents	$130.3	$91.1
Receivables, net	158.8	197.2
Inventories	207.2	205.0
Other current assets	19.5	28.1
Property, plant and equipment, net	573.4	533.8
Intangible and other noncurrent assets	116.3	59.1
Total assets	$1,205.5	$1,114.3

LIABILITIES AND STOCKHOLDERS' EQUITY
Current portion of long-term debt	$156.0	$4.2
Other current liabilities	170.8	178.4
Long-term debt, net of current portion	326.7	482.5
Deferred income taxes and other noncurrent liabilities	105.4	101.4
Total stockholders' equity	446.6	347.8
Total liabilities and stockholders' equity	$1,205.5	$1,114.3

Compass Minerals

COMPASS MINERALS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)
(in millions)

	Twelve Months Ended
	December 31,
	2011	2010
Net cash provided by operating activities	$252.3	$241.2

Cash flows from investing activities:
Capital expenditures	(107.4)	(112.1)
Insurance advances for investment purposes, Goderich tornado	12.6	–
Acquisition of a business	(58.1)	–
Other, net	0.5	(1.3)
Net cash used in investing activities	(152.4)	(113.4)

Cash flows from financing activities:
Principal payments on long-term debt	(4.2)	(4.1)
Fees and premiums paid to redeem and refinance debt	–	(2.4)
Dividends paid	(60.1)	(52.0)
Proceeds received from stock option exercises	5.1	3.2
Excess tax benefits from equity compensation awards	3.5	2.8
Deferred financing costs	–	(2.6)
Net cash used in financing activities	(55.7)	(55.1)
Effect of exchange rate changes on cash and cash equivalents	(5.0)	4.9
Net change in cash and cash equivalents	39.2	77.6
Cash and cash equivalents, beginning of the year	91.1	13.5

Cash and cash equivalents, end of period	$130.3	$91.1

Compass Minerals

COMPASS MINERALS INTERNATIONAL, INC.
SEGMENT INFORMATION (unaudited)
(in millions)

Three Months Ended December 31, 2011	Salt	Specialty Fertilizer	Corporate and Other(a)	Total
Sales to external customers	$250.1	$53.6	$2.4	$306.1
Intersegment sales	0.1	2.6	(2.7)	–
Shipping and handling cost	73.0	5.9	–	78.9
Operating earnings (loss)	53.4	19.6	(13.0)	60.0
Depreciation, depletion and amortization	9.8	5.2	0.9	15.9
Total assets	758.8	378.2	68.5	1,205.5

Three Months Ended December 31, 2010	Salt	Specialty Fertilizer	and Other(a)	Total
Sales to external customers	$296.9	$56.6	$2.8	$356.3
Intersegment sales	0.2	2.0	(2.2)	–
Shipping and handling cost	83.4	7.5	–	90.9
Operating earnings (loss)	76.3	17.9	(11.5)	82.7
Depreciation, depletion and amortization	10.3	4.2	1.2	15.7
Total assets	789.7	260.6	64.0	1,114.3

Twelve Months Ended December 31, 2011	Salt	Specialty Fertilizer	Corporate and Other(a)	Total
Sales to external customers	$885.3	$209.6	$10.8	$1,105.7
Intersegment sales	0.8	6.4	(7.2)	–
Shipping and handling cost	268.5	25.3	–	293.8
Operating earnings (loss)	184.7	77.0	(46.4)	215.3
Depreciation, depletion and amortization	40.2	20.2	4.3	64.7

Twelve Months Ended December 31, 2010	Salt	Specialty Fertilizer	Corporate and Other(a)	Total
Sales to external customers	$870.3	$187.5	$11.1	$1,068.9
Intersegment sales	0.7	4.8	(5.5)	–
Shipping and handling cost	244.2	24.4	–	268.6
Operating earnings (loss)	206.0	61.4	(40.9)	226.5
Depreciation, depletion and amortization	35.2	12.3	4.5	52.0

a)
“Corporate and Other” includes corporate entities, the records management business and eliminations. Corporate assets include deferred tax assets, deferred financing fees, investments related to the non-qualified retirement plan and other assets not allocated to the operating segments.